UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): June 2, 2010 (May 26, 2010)
Bob Evans Farms, Inc.

(Exact name of registrant as specified in its charter)

Delaware	0-1667	31-4421866

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3776 South High Street, Columbus, Ohio	43207

(Address of principal executive offices)	(Zip Code)
(614) 491-2225

(Registrant’s telephone number, including area code)
Not Applicable

(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 | Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
Item 9.01. Financial Statements and Exhibits
SIGNATURES
EX-10.1
EX-10.2

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
     On May 26, 2010, the Board of Directors (the “Board”) of Bob Evans Farms, Inc. (the “Company”) approved the (a) Bob Evans Farms, Inc. and Affiliates Fourth Amended and Restated Executive Deferral Program (the “Executive Deferred Compensation Plan”) and (b) Bob Evans Farms, Inc. 2010 Director Deferral Program (“Director Deferred Compensation Plan”).
Executive Deferred Compensation Plan
     The Executive Deferred Compensation Plan is a nonqualified, unfunded plan designed to provide a select group of approximately 179 highly compensated employees, including the Company’s senior management and named executive officers, with the opportunity to defer compensation on a pre-tax basis. The Executive Deferred Compensation Plan provides the Company with a method of retaining these individuals by providing them with a means to defer receipt of cash compensation. Each participant may defer up to 100 percent of the participant’s cash bonus and up to 80 percent of the participant’s base salary into the Executive Deferred Compensation Plan.
     The Board amended the Executive Deferred Compensation Plan on May 26, 2010, to permit participants to direct their deferrals of compensation into a phantom stock fund reflecting a deemed investment in the Company’s common shares and to permit participants to defer receipt of up to 100 percent of the shares of common stock associated with future grants of restricted stock units, performance share awards and certain other stock-based awards.
Director Deferred Compensation Plan
     The Director Deferred Compensation Plan is a nonqualified, unfunded plan designed to provide the Company’s non-employee directors with the opportunity to defer compensation and receipt of shares of common stock associated with future grants of restricted stock units, performance share awards and certain other stock-based awards on a pre-tax basis.
Investment Elections and Informal Funding
     Participants in the Executive Deferred Compensation Plan and Director Deferred Compensation Plan may allocate deferrals of compensation among 17 different investment-crediting options, including a phantom stock fund reflecting a deemed investment in the Company’s common shares.
     Deferrals of compensation are not actually invested in these investment-crediting options or the phantom stock fund. Instead, the Company holds the deferred amounts in accounts maintained to reflect the particular investment options selected by the participant. The Company credits or debits the value of each participant’s accounts based on the performance of the investment funds the participant selects. Deferred amounts invested in the phantom stock fund reflect a deemed investment in the Company’s common shares. Participants do not receive preferential earnings on their deferred amounts.

     Participants in the Executive Deferred Compensation Plan and Director Deferred Compensation Plan who elect to defer receipt of shares of common stock underlying equity awards are credited with a number of phantom shares reflecting a deemed investment in the Company’s common shares. These phantom shares are credited to participants’ phantom stock accounts.
     Both the Executive Deferred Compensation Plan and Director Deferred Compensation Plan are informally funded. The Executive Deferred Compensation Plan is informally funded by company-owned life insurance policies held in a rabbi trust, of which Wells Fargo & Company is the current trustee. It may also be funded with cash, and if determined by the trustee, the trustee may make investments including but not limited to Company common stock. The assets held in the rabbi trust are included in the Company’s consolidated financial statements. The Director Deferred Compensation Plan, having just been approved, has no deferrals of compensation or deferrals of receipt of shares and is not informally funded. It may, however, be funded with cash, and if determined by the trustee, the trustee may make other investments including, but not limited to, Company common stock. The right of participants to receive their distributions from the Executive Deferred Compensation Plan or Director Deferred Compensation Plan are not secured or guaranteed, but remain as part of the Company’s general liabilities.
Distributions
     Participants will receive distributions from the accounts maintained under the Executive Deferred Compensation Plan and Director Deferred Compensation Plan (other than the phantom share accounts) upon the earliest of (a) the date selected by a participant at the time of deferral, in up to 10 annual installments, (b) a participant’s termination of service, regardless of age, in up to 20 annual installments, or (c) a participant’s death or disability. Participants must elect to receive distributions in installments at the time the deferral of compensation is made. In addition, participants may be permitted to receive an early distribution in the event of an unforeseeable emergency.
     Generally, participants will receive distributions from the phantom stock accounts maintained under the Executive Deferred Compensation Plan and Director Deferred Compensation Plan upon the earlier of a participant’s (a) termination of service, regardless of age, or (b) death or disability. Participants will receive distribution in the same manner as elected by the participants for distribution of their accounts in the event of their termination of service, death or disability and, if no election was made, in a lump-sum.
     The foregoing descriptions of the Executive Deferred Compensation Plan and the Director Deferred Compensation Plan do not purport to be complete and are qualified in their entirety by reference to the copies of the Plans attached hereto as Exhibits 10.1 and 10.2, respectively, which are incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits
(a) — (c).	Not applicable.

(d).	Exhibits:

Exhibit No.	Description

10.1	Bob Evans Farms, Inc. and Affiliates Fourth Amended and Restated Executive Deferral Program

10.2	Bob Evans Farms, Inc. 2010 Director Deferral Program

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BOB EVANS FARMS, INC.
Dated: June 2, 2010	By:	/s/ Mary L. Garceau
Mary L. Garceau
Vice President, General Counsel and Corporate Secretary

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